Exhibit 5.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

November 9, 2017

Scorpio Bulkers Inc.
9, Boulevard Charles III
MC 98000
Monaco

Re:  Scorpio Bulkers Inc.

Ladies and Gentlemen:
We have acted as counsel to Scorpio Bulkers Inc. (the "Company"), a Marshall Islands corporation, in connection with the Company's registration statement on Form F-3, including the prospectus contained therein (File No. 333-          ), as filed with the U.S. Securities and Exchange Commission (the "Commission"), and as thereafter amended or supplemented (the "Registration Statement"), relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of the resale of an aggregate of 1,592,594 shares of common stock, $0.01 per share, of the Company (the "Warrant Shares"), by the selling shareholder named therein (the "Selling Shareholder").  The Warrant Shares are issuable to the Selling Shareholder upon exercise of a warrant dated November 8, 2017 (the "Warrant") issued by the Company to the Selling Shareholder in a private placement.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the prospectus contained therein, (ii) the Warrant, (iii) the private placement warrant subscription agreement dated November 8, 2017, by and between the Company and the Selling Shareholder, and (iv) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents.  As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.
Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands, the Warrant Shares have been duly authorized and, when issued against payment therefor in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.
This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the heading "Legal Matters," without admitting we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP